UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

The Aaron’s Company, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

The following communication was first made available to The Aaron’s Company, Inc. employees on June 28, 2024.

IQVentures Acquisition

On June 17, 2024, The Aaron’s Company, Inc. announced that it has entered into a definitive agreement to be acquired by IQVentures Holdings, LLC, a leading fintech organization. Please see below for basic facts about the acquisition and Frequently Asked Questions.

About the Acquisition

Price

As part of the agreement, IQVentures has agreed to pay $10.10 per share in cash, or an enterprise value of approximately $504 million. The price represents a premium of 34.0% over the Company’s closing share price of $7.54 on June 14, 2024, and a premium of 35.6% over the Company’s 90-day volume-weighted average share price.

Reason for the Sale

The Board conducted a thorough review of The Aaron’s Company’s strategic options and ultimately determined that a sale to IQVentures represented the best way to maximize shareholder value. We believe IQVentures’ resources and financial services expertise will help our Company achieve its long-term potential.

Closing

The acquisition is expected to close by the end of the year, subject to shareholder approval, regulatory approval and other customary closing conditions.

Future of The Aaron’s Company

Upon completion of the transaction, The Aaron’s Company will become a privately held company, and its common stock will no longer be traded on the New York Stock Exchange (NYSE). It is expected that the Company will continue to operate under its existing brand names and will maintain its headquarters in Atlanta.

Jobs

Until closing, The Aaron’s Company will continue to operate independently just as we do today. It is critical that we all remain focused on continuing to deliver a best-in-class experience for our customers and that we continue to execute our strategic goals and priorities for 2024. There will be no immediate changes to your roles, responsibilities or benefits as a result of this announcement.

Frequently Asked Questions

General Questions

How did this transaction come about?

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While the Company has performed well in a challenging customer demand environment, the Board has consistently reviewed the Company’s standalone plan against other strategic opportunities, including recently engaging with a range of potential partners.

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With the assistance of outside advisors, the Board ultimately determined that, given continued market pressures and the need for additional long-term investment, a sale to IQVentures represented the best way to maximize shareholder value and enable the company to fulfill its potential.

What does this mean for The Aaron’s Company?

•

Upon completion of the transaction, which we expect to happen by the end of the year, The Aaron’s Company will become a privately held company, and its common stock will no longer be traded on the New York Stock Exchange (NYSE).

•	Until then, it will be business as usual, and we should all remain focused on providing our customers with high quality products on affordable terms.

What does it mean that The Aaron’s Company will be a privately held company after the closing of the transaction?

•	Since the Company’s stock will no longer be publicly traded, we won’t be required to publicly report quarterly earnings or disclose financial information to the public.

•	This does not change who our customers, franchisees or partners will be, or our commitments to them.

Who is IQVentures and what relevant experience do they have that will benefit The Aaron’s Company?

•	IQVentures is a strategic investments and financial technology and services firm.

•	The IQVentures team has extensive expertise in providing a broad range of financial services to our core customer base.

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They also have substantial experience and expertise in consumer and business financing, leveraging proprietary technology and shared services to help drive value for the companies within their portfolio.

•	We believe this combination will accelerate our omni-channel strategy, enhance our operational efficiency, and deliver greater value to our customers.

•	We are confident that IQVentures is the right partner for us moving forward.

Who approached whom? When?

•	We can’t comment on the specifics of the process at this time due to applicable legal requirements and procedures governing mergers and acquisitions.

•	Details regarding the background of our discussions will be available in the proxy statement that will be filed in connection with the transaction.

When do you expect the transaction to close?

•	The transaction is expected to close by the end of the year – subject to shareholder approval, regulatory approval and other customary closing conditions.

Will there be any layoffs?

•	Until the transaction is closed, we are operating as usual; no immediate changes to your roles and responsibilities are expected as a result of this announcement.

•	In discussions with IQVentures’ leaders to determine our possible future together, it was clear that they value our talented team and all that we’ve built at The Aaron’s Company.

•	As with any transaction, there may be some overlap in central support functions, but it’s too early to comment on the long-term impact to the organization.

•	As with any large change, we believe this transaction may provide opportunities for our Team Members to take on new roles and responsibilities in the future.

•	For example, we believe that being part of a larger umbrella of companies will open up business opportunities for The Aaron’s Company and open up broader career opportunities for our Team Members.

Compensation & Benefits Questions

Will there be changes to my benefits (PTO/sick leave) or salary?

•	IQVentures has made a commitment to provide the following to Team Members who remain employed with the Company following the closing of the transaction:

•	Salary, wages and cash bonus opportunities no less favorable than our current programs,

•	Employee retirement, welfare and other benefits that are substantially comparable in the aggregate to our current programs, and

•	Severance benefits no less favorable than our current benefits.

What are our current severance benefits?

•	For below the VP level, please see a summary below of your severance benefits.

Severance Overview (Pay Grades 17 & Below)
Group/Grade	Severance Lump Sum Eligibility
16 - 17 & RM/RD	Min - 10 weeks 1 week per year of service Max - 26 weeks

14 - 15 & GM	Min - 8 weeks 1 week per year of service Max – 26 weeks

S (Salaried) Grade	Min - 6 weeks 1 week per year of service Max - 13 weeks

H (Hourly) Grade and/or No Grade	Min - 2 weeks 1 week per year of service Max - 13 weeks

Notes:

•	Eligibility = job elimination (must be full-time)

•	The lump sum severance payment is in addition to payment of your bank of accrued and unused vacation and sick time.

•	This bank of time may be audited for accuracy at the discretion of Human Resources.

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If a team member has a break in service, the severance payment will be calculated based on the most recent hire date. If the team member left the Company but was rehired within 90 days, the team member’s seniority date (i.e. the date which bridges dates of service and gives credit for prior employment history) will be used to calculate years of service. If the gap in service is more than 90 days, the most recent hire (or rehire) date will be used.

•	If the team member is within 3 months of their next anniversary date, the next anniversary year will be used to calculate the severance payment only. (This does not apply to PTO hours).

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Receipt of severance benefits is subject to the terms and conditions set forth in plan document, including the requirement that team members execute (and not revoke) a Confidential Severance Agreement and General Release of Claims.

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This information is provided as a high-level summary of the plan document. And while the Company has made every effort to ensure that this communication accurately reflects the plan document, if there is any conflict or inconsistency between this communication and the plan document, the plan document will govern.

Will Team Members lose their accrued and unused vacation days?

•	There is expected to be no impact to Team Members’ accrued and unused vacation days upon close of the transaction.

•	Team Members who receive severance benefits will receive payment of any accrued and unused vacation and sick time.

Will tenure be maintained?

•

Yes. For purposes of vesting, eligibility to participate, levels of benefits and benefit accruals under Team Member benefit plans post-closing, each company Team Member will be credited with his or her years of service before the closing of the transaction.

•	This also applies to severance benefits.

What will happen to my equity?

•	Team Members who hold Company stock at the closing of the transaction will be eligible for the same $10.10 cash consideration as other shareholders.

•	There have been further communications to those who participate in long-term equity incentive awards on how their awards, including unvested awards, are impacted going forward.

What will happen to my 401(k)?

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We don’t anticipate any major changes to our 401(k) plan at this time. We will work with the IQVentures team on the specifics and will provide more details to Team Members about any changes that would take effect after the closing of the transaction as they become available.

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As a reminder, IQVentures has committed to provide Team Member retirement, welfare and other benefits that are substantially comparable in the aggregate to our current programs after the closing of the transaction.

What will happen to the Employee Stock Purchase Plan (ESPP) Program?

•	Elections for the current offering period ending June 30, 2024, will be honored and the purchase will occur as usual.

•	All ESPP shares held by a participant at the closing of the transaction will be eligible for the same $10.10 cash consideration as other shareholders.

•	All future offering periods, including the offering period that was scheduled to begin on July 1, 2024, are suspended. The ESPP Program will be terminated upon the closing of the transaction.

Can we trade/sell out Company stock or vested shares before the close?

•	Trading in the Company’s common stock will continue to be subject to our Insider Trading Policy through the closing of the transaction.

Questions About the Future

What will happen to our current leadership team, headquarters and brands? Who will lead The Aaron’s Company after the closing of the transaction?

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IQVentures has expressed their desire for the senior leadership team to remain with the Company following the closing of the transaction. We are continuing to work with them on those arrangements and expect to have additional information to share later in the summer.

•	The Company will maintain its headquarters in Atlanta, GA (with BrandsMart USA’s store support center remaining in Fort Lauderdale).

•	Following the closing of the transaction, it is expected that the Company will continue to operate under its existing brand names: Aaron’s, BrandsMart USA, BrandsMart Leasing and Woodhaven.

What happens between now and when the transaction closes?

•	Until the transaction closes, we will continue to operate as a public company, and it will be business as usual at The Aaron’s Company.

•	We will have a dedicated internal team helping to navigate the path to the closing of the transaction.

•	We are committed to keeping you informed and providing regular updates as more information becomes available.

What are IQVentures’ long-term plans? Will we continue with our strategy for our companies?

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As we move forward, our management team will work with IQVentures to chart our future path. Following the closing of the transaction, we look forward to discussing our future plans with all Team Members.

Whom should I speak with if I have any questions?

•	Please reach out to your manager, your executive team leader, your HR representative, or Cory Painter (cory.painter@aarons.com) or others on the Corporate Affairs team with any questions.

•	If you would like to promote this exciting news, you may share posts from our official LinkedIn and Facebook pages, but please do not add additional commentary.

What should I do if someone from the media or an investor asks about the transaction?

•	We ask that you do not respond and please forward that inquiry to Cory Painter and the Corporate Affairs team.

If you have additional questions after reviewing all of the FAQs, please talk to your manager or email: HRSupport@aarons.com.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the transaction between The Aaron’s Company, Inc. (the “Company”) and IQVentures Holdings, LLC (“IQV”). The Company expects to announce a special meeting of shareholders as soon as practicable to obtain shareholder approval of the proposed transaction. In connection with the transaction, the Company intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including a proxy statement in preliminary and definitive form. INVESTORS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.aarons.com or by sending a written request to the Company in care of the Corporate Secretary, at The Aaron’s Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.

Participants in the Solicitation

The directors and executive officers of the Company, and other persons, may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding the Company’s directors and executive officers is available in the Company’s definitive proxy statement filed with the SEC on March 21, 2024 in connection with the Company’s 2024 annual meeting of shareholders. This document can be obtained free of charge from the sources indicated above. Other information regarding persons who may be deemed participants in the solicitation of proxies and a description of their interests, by security holdings or otherwise, will be included in the proxy statement relating to the transaction (when available) and other relevant materials to be filed with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this document that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “should,” “intend,” “seek,” “estimate,” “plan,” “target,” “project,” “likely,” “will,” “forecast,” “future,” “outlook,” or other similar words, phrases, or expressions. These risks and uncertainties include factors such as (i) the ability to obtain regulatory approval and meet other closing conditions to the proposed transaction, including shareholder approval; (ii) the ability of IQV to obtain financing for the proposed transaction; (iii) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or inability to complete the proposed transaction on the expected timeframe or at all; (iv) litigation relating to the proposed transaction; (v) the inability to retain key personnel, or potential diminished productivity due to the impact of the proposed transaction on the Company’s current and prospective employees, key management, customers, suppliers, franchisees and business partners; and (vi) the other risks and uncertainties discussed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in other documents that the Company files from time to time with the SEC. Statements herein that are “forward-looking” include without limitation statements about IQV’s proposed transaction to acquire the Company (including the anticipated benefits, results, effects and timing of the proposed transaction). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date hereof.